Exhibit 24.1

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Keith B. Hagen as his attorney-in-fact, for him in any and all capacities, to sign the Annual Report on Form 10-K, for the fiscal year ending December 31, 2005 (the “Annual Report”), and any amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorney-in-fact or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Annual Report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Keith B. Hagen Keith B. Hagen	Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2006

/s/ Robert L. Pevenstein Robert L. Pevenstein	Chairman	March 9, 2006

/s/ Lawrence P. English Lawrence P. English	Director	March 9, 2006

/s/ Robert W. Miller Robert W. Miller	Director	March 9, 2006

/s/ James E. Peebles James E. Peebles	Director	March 9, 2006